Exhibit 10.29

ASPEN TECHNOLOGY, INC.

Amended and Restated Executive Retention Agreement

Aspen Technology, Inc., a Delaware corporation (the “Company”), and [Name of executive] (the “Executive”) enter into this Amended and Restated Executive Retention Agreement (the “Agreement”) dated as of July      , 2014 (the “Effective Date”).

WHEREAS, the Company and the Executive are currently party to an Amended and Restated Executive Retention Agreement, dated July 31, 2009 (the “Current Agreement”);

WHEREAS, the parties desire to further amend and restate the Current Agreement as of the date hereof;

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders;

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction, including distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ and for other good and valuable consideration, the parties agree that the Executive shall receive the severance benefits set forth set forth below in the event the Executive’s employment with the Company is terminated.

1.                      Key Definitions.  As used herein, the following terms shall have the following respective meanings:

1.1               “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection) and that is (i) a change in the ownership of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (ii) a change in effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or (iii) a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)):

(a)                 the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control:  (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (III) any acquisition by any corporation pursuant to a Business Combination (as defined below) that complies with clauses (x) and (y) of Section 1.1(c) or (IV) any acquisition by the Company; or

(b)                 such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the execution of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election, provided that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)                  the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied:  (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination, excluding for all purposes of this clause (x) any shares of common stock or other securities of the Acquiring Corporation attributable to any such individual’s or entity’s ownership of securities other than Outstanding Company Common Stock or Outstanding Company Voting Securities immediately prior to the Business Combination); and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust)

maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)                 approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.2               “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, or shall have been announced or agreed to, (b)  the Executive’s employment with the Company is subsequently terminated, and (c) if the date of termination is prior to the date of the actual or scheduled Change of Control and it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably designed to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, such as, for example, as a condition thereto or in connection with cost reduction or elimination of duplicate positions, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.3               “Cause” means:

(a)                 the Executive’s willful and continued failure to substantially perform the Executive’s reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness, approved leave of absence or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written notice and demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or

(b)                 the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

1.4               “Good Reason” means the occurrence, without the Executive’s prior written consent, of any of the events or circumstances set forth in clauses (a) through (h) below.

(a)                 a material diminution in the Executive’s authority, duties, responsibilities or reporting requirements in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

(b)                 a reduction in the Executive’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

(c)                  the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;

(d)                 a change by the Company in the location at which the Executive performs the Executive’s principal duties for the Company to a new location that is both (i) outside a radius of 40 miles from the Executive’s principal residence immediately prior to the Measurement Date and (ii) more than 30 miles from the location at which the Executive performed the Executive’s principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

(e)                  the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1;

(f)                   a purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3;

(g)                  any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive; or

(h)                 any other material breach by the Company of any of its obligations under this Agreement.

1.5               “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

2.                      Term of Agreement.  This Agreement shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Sections 4, 5.2 and 5.3 if the Executive’s employment with the Company terminates during the Term or within 12 months following the Change in Control Date.  “Term” shall mean the period commencing as of the Effective Date and continuing in effect through July 31, 2015; provided, however, that commencing on August 1, 2015 and each August 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than six months prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3.                      Notice of Termination.

3.1               Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7.  Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below).  The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 30 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.  In the event the Company fails to satisfy the requirements of Section 3 regarding delivery of a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

3.2               The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

3.3               Any Notice of Termination for Cause given by the Company must be given within 30 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.  Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which the Executive may, at the Executive’s election, be represented by counsel and at which the Executive shall have a reasonable opportunity to be heard.  Such hearing shall be held on not less than 15 days’ prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.  Any such Notice of Termination for Cause must be approved by an affirmative vote of at least two-thirds of the members of the Board of Directors.

3.4               Any Notice of Termination for Good Reason given by the Executive must be given within 30 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.  The Executive shall cooperate in good faith with the Company, during the period from the date of delivery of such Notice of Termination to the Date of Termination specified in such Notice of Termination, to correct each of such events and circumstances.  Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in such Notice of Termination, each such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom.  The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

4.                      Termination; Benefits to Executive.

4.1               Termination Not Related to a Change in Control.  Subject to Sections 4.5 and 8.1, if the Executive’s employment with the Company is terminated by the Company without Cause and a Change in Control Date has not occurred, then, provided that the Executive has delivered to the Company (and the applicable revocation period has expired with respect to) a signed general release substantially in the form attached hereto as Exhibit A (the “Release”) during the 60 days following the Date of Termination, the Executive shall be entitled to payments and benefits set forth below.  Unless delayed by Section 4.5 or not payable under Section 8.1, the payments will begin (or for lump sums will be made) in the first payroll period after the Release becomes irrevocable, provided that if the sixtieth day falls in the calendar year following the year of the Date of Termination, the payments will begin (or be made) no earlier than the first payroll period of such later calendar year.  The first payroll payment will include a make-up payment for the period that elapsed between the Date of Termination and the payroll period in which payments begin.

(a)                 For the 12 months following the Date of Termination (the “Severance Period”), the Company shall pay to the Executive (i) an amount equal to Executive’s then-current base salary, to be paid on the Company’s normal payroll cycle during the Severance Period and (ii) an amount equal to the pro rata portion of the Executive’s target bonus for the then-current fiscal year, to be paid in equal installments (subject to rounding) with the amounts paid pursuant to the preceding clause (i); provided that if any payments would otherwise be due on or after March 15 of the calendar year next succeeding the year in which termination occurs, then all payments that would otherwise be due after March 15 shall be paid to the Executive in a lump sum in the payroll period on or immediately prior to March 15 of such next succeeding year.

(b)                 For the Severance Period or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to pay or provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable medical, dental and vision plans (the “Benefit Plans”) in effect on the Date of Termination or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies (notwithstanding the foregoing, to the extent such payments or benefits are taxable and extend beyond the period of time during which the Executive would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company, the Company shall pay to the Executive on a monthly basis an amount equal to the applicable COBRA premium for such coverage).

(c)                  The Company shall pay to the Executive in a lump sum, in cash, in lieu of any further life, disability, and accident insurance benefits (not including medical, dental or vision insurance) (the “Other Plans”), an amount equal to the cost to the Executive of providing such benefits (based on the applicable premiums charged to the Company for such coverage under the Other Plans), to the extent that the Executive is eligible to receive such benefits immediately prior to the Notice of Termination, for the Severance Period.

(d)                 To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, including any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay.

(e)                  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for defined benefit pension/retiree benefits, if any,  to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company through the Severance Period.  For the avoidance of doubt, the foregoing shall not be deemed to include a 401(k) Plan or similar benefit.

(f)                   The Company shall provide outplacement services through one or more outside firms of the Executive’s choosing and reasonably acceptable to the Company up to an aggregate of $45,000, with such services to extend until the earlier of (i) 12 months following the termination of Executive’s employment or (ii) the date the Executive secures full time employment.

4.2               Termination Related to a Change in Control.  Subject to Sections 4.5 and 8.1, if a Change in Control Date occurs and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, the following provisions shall apply:

(a)                 Termination Without Cause or for Good Reason.  If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within 12 months following the Change in Control Date, then, provided that Executive has delivered to the Company (and the applicable revocation period has expired with respect to) the Release within 60 days of the Date of Termination, the Executive shall be entitled to the following payments and benefits paid on the same timing described in Section 4.1:

(i)                    The Company shall pay to the Executive in a lump sum, in cash, the aggregate of the following amounts:

(A)               the sum of (1) the Executive’s base salary through the Date of Termination, and (2) any accrued vacation pay, in each case to the extent not previously paid;

(B)               the sum of (1) 1.0 multiplied by the Executive’s annual base salary, and (2) the higher of the Executive’s target bonus for the then-prior fiscal year or the Executive’s target bonus for the then-current fiscal year; provided, however, that if the Date of Termination is prior to the closing of the Change in Control, then the amount set forth in this Section 4.2(a)(i)(B)(1) shall be paid on the same schedule as set forth in Section 4.1(a) and the amount set forth in Section 4.2(a)(i)(B)(2) shall be paid on the same schedule as the amount set forth in Section 4.1(c)(i); and

(C)               in lieu of any further benefits under Other Plans, an amount equal to the cost to the Executive of providing such benefits (based on the applicable premiums charged to the Company for such coverage under the Other Plans), to the extent that the Executive is eligible to receive such benefits immediately prior to the Notice of Termination, for the Severance Period.

(ii)                 For the Severance Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to pay or provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies (notwithstanding the foregoing, to the extent such payments are taxable and extend beyond the period of time during which the Executive would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company, the Company shall pay to the Executive on a monthly basis an amount equal to the applicable COBRA premium for such coverage).

(iii)              To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies.

(iv)             For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for defined benefit pension/retiree benefits, if any,  to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company through the Severance Period. For the avoidance of doubt, the foregoing shall not be deemed to include a 401(k) Plan or similar benefit.

(v)                With respect to the Executive’s equity-based awards, (1) all of the then-unvested options to purchase shares of stock of the Company held by the Executive shall become fully vested and immediately exercisable in full, and shares of the Company received upon exercise of any options will no longer be subject to a right of repurchase by the Company, (2) all of the restricted stock then otherwise subject to repurchase by the Company shall be deemed to be fully vested (i.e., no longer subject to a right of repurchase or restriction by the Company), (3) all of the shares underlying restricted stock units then otherwise subject to future grant or award shall be fully granted, vested and distributed and no longer subject to a right of repurchase by the Company or to any other performance conditions, and (4) all then-vested and exercisable options (including for the avoidance of doubt the options becoming exerciseable pursuant to this paragraph) shall continue to be exercisable by the Executive for the Severance Period (but not later than the original expiration date of such options).

(vi)             The Company shall provide outplacement services through one or more outside firms of the Executive’s choosing and reasonably acceptable to the Company up to an aggregate of $45,000, with such services to extend until the earlier of (i) 12 months following the termination of Executive’s employment or (ii) the date the Executive secures full time employment.

(b)                 Resignation without Good Reason; Termination for Death or Disability.  If the Executive voluntarily terminates the Executive’s employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within 12 months following the Change in Control Date, then the Executive (or the Executive’s estate, if applicable) shall be entitled to the following payments and benefits:

(i)                    The Company shall pay the Executive (or the Executive’s estate, if applicable), in a lump sum, in cash, within 60 days after the Date of Termination, the sum of (A) the Executive’s base salary through the Date of Termination, and (B) any accrued vacation pay, in each case to the extent not previously paid; and

(ii)                 To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive (or the Executive’s estate, if applicable) any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, including any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon).

(c)                  Termination for Cause.  If the Company terminates the Executive’s employment with the Company for Cause within 12 months following the Change in Control Date, then the Executive shall be entitled to the following payments and benefits:

(i)                    the Company shall pay the Executive, in a lump sum, in cash, within 60 days after the Date of Termination, the Executive’s base salary through the Date of Termination, to the extent not previously paid; and

(ii)                 to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies.

4.3               Taxes.

(a)                 Notwithstanding any other provision of this Agreement, except as set forth in Section 4.3(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive.  For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)                 Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)                  For purposes of this Section 4.3 the following terms shall have the following respective meanings:

(i)                    “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)                 “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)                 Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d).  Within 10 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.3(b) Override is applicable.  Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence, or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 4.3(b) Override is applicable.  To the extent any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.3(d), then the Potential Payments shall be reduced or eliminated, as determined by the Company, in the following order: (A) any cash payments, (B) any taxable benefits, (C) any nontaxable benefits, and (D) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments.  If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of 10 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 10-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such

Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.  Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed as set forth in Section 5.2.

(e)                  The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.4               Mitigation.  For the avoidance of doubt, the Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise.  Further, subject to Section 8.1, the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

4.5               Distributions.

(a)                 Subject to this Section 4.5 and Section 8.1, payments or benefits under Section 4.1 or 4.2 shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the Date of Termination.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Section 4.1 or 4.2, as applicable:

(i)                    It is intended that each installment of the payments and benefits provided under Section 4.1 or 4.2 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the final Treasury regulations and guidance issued thereunder (“Section 409A”).  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)                 If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (each, for purposes of the Agreement, within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4.1 or 4.2.

(iii)              If, as of the date of Executive’s separation from service from the Company, Executive is a specified employee, then:

(A)               Each installment of the payments and benefits due under Section 4.1 or 4.2 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.

(B)               Each installment of the payments and benefits due under Section 4.1 or

4.2 that is not described in Section 4.5(a)(iii)(A) and that would, absent Section 4.5(a)(iii)(A), be paid within the six-month period following the Executive’s separation from service from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this Section 4.5(a)(iii)(B) shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

(b)                 The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 4.5(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)                  All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

5.                      Disputes; Expenses.

5.1              Disputes.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing.  Any rejection by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the rejection and the specific provisions of this Agreement relied upon.

5.2               Expenses.  Subject to Sections 4.5 and 8.1, the Company agrees to pay as incurred, the expenses of one law firm to review and negotiate this Agreement, and, to the fullest extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable rate for prejudgment interest then in effect in the Commonwealth of Massachusetts.

5.3               Compensation During a Dispute.  Subject to Sections 4.5 and 8.1, if rights of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which the Executive is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay to the Executive the Executive’s base salary in effect as of the Measurement Date and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date, until such dispute is resolved.  Following the resolution of such dispute, the sum of the payments made to the Executive under clause (a) of this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within 120 days of the resolution of such dispute.

6.                      Successors.

6.1               Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2               Successor to Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7.                      Notice.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at Aspen Technology, Inc.; ATTN: General Counsel; 200 Wheeler Road; Burlington, MA 01803, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).  Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.  Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8.                      Miscellaneous.

8.1               Non-Disclosure and Non-Competition and Non-Solicitation.  The Executive acknowledges and reaffirms the Executive’s obligations with respect to non-disclosure, non-competition, and non-solicitation (and any other restrictions) reflected in the Proprietary and Confidential Information and Non-Competition and Non-Solicitation Agreement dated as of [Date].  Notwithstanding any other provision of this Agreement, in the event the Executive is deemed by the Company to have violated Section 3(a) of such Proprietary and Confidential Information and Non-Competition and Non-Solicitation Agreement, the Company shall provide notice to the Executive and, upon the deemed delivery of such notice pursuant to Section 7, all amounts payable or benefits to be provided by the Company under Section 4 shall no longer be due and payable or required to be provided.

8.2               Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.

8.3               Not an Employment Contract.  The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.

8.4               Employment by Subsidiary.  For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

8.5               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.6               Injunctive Relief.  The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.7               Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.8               Waivers.  No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.9              Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.10        Tax Withholding.  Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.11        Entire Agreement.  Except as set forth in this Section 8.10, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.  Notwithstanding the preceding sentence, the agreement referenced in Section 8.1 shall remain in full force and effect.

8.12        Amendments.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.13        Executive’s Acknowledgements.  The Executive acknowledges that the Executive: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of K&L Gates LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ASPEN TECHNOLOGY, INC.

By:
Name:
Title:

Name: [Name of executive]

Address:

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “General Release”) is being executed by [Name of executive] (the “Executive”), for and in consideration of certain amounts payable under the Amended and Restated Executive Retention Agreement (the “Agreement”) entered into between the Executive and Aspen Technology, Inc. (the “Company”), dated as of July     , 2014.  The Executive agrees as follows:

The Executive, on behalf of the Executive and the Executive’s agents, heirs, executors, administrators, successors and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Executive ever had or now has against the Released Parties, including, but not limited to, any and all claims arising out of or relating to the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Employee Order 11246, and Employee Order 11141, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that (a) nothing in this General Release prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that the Executive may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and (b) this General Release does not include (i) any right to vested benefits to which the Executive may be entitled under any Company benefit plan; (ii) any rights the Executive may have under the terms of this General Release; (iii) any right to indemnification arising out of the Executive’s employment with the Company pursuant to any policy of insurance maintained by the Company; and (iv) any rights that the Executive has under the Agreement.

The Executive acknowledges that the Executive has been given at least 21 days to consider this General Release, and that the Company advised the Executive to consult with an attorney of the Executive’s own choosing prior to signing this General Release. The Executive understands that the Executive may revoke this General Release for a period of seven days after the Executive signs this General Release by notifying the Company’s General Counsel, in writing, and the General Release shall not be effective or enforceable until the expiration of this seven-day revocation period.  The Executive understands and agrees that by entering into this General Release, the Executive is waiving any and all rights or claims the Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that the Executive has received consideration beyond that to which the Executive was previously entitled.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year set forth below.

ASPEN TECHNOLOGY, INC.

By:
Title:

Date:

[NAME OF EXECUTIVE]

Date: